Exhibit 99.1

Press Release September 17, 2014
7575 W. Jefferson Blvd.
Fort Wayne, IN 46804

Steel Dynamics Provides Third Quarter 2014 Earnings Guidance and

Announces Third Quarter Cash Dividend

FORT WAYNE, INDIANA, September 17, 2014 / PRNewswire / Steel Dynamics, Inc. (NASDAQ/GS: STLD) today provided third quarter 2014 earnings guidance in the range of $0.34 to $0.38 per diluted share, which includes estimated charges of $34 million (before taxes) related to the acquisition and financing of Severstal Columbus, LLC that occurred mid-September, and required post-acquisition estimated purchase accounting adjustments.  Excluding these charges, the company’s estimated third quarter 2014 earnings guidance would have been in the range of $0.42 to $0.46 per diluted share.  Estimated third quarter earnings are higher than both the company’s sequential second quarter 2014 earnings of $0.31 per diluted share and prior year third quarter earnings of $0.25 per diluted share.

Profitability from the company’s steel operations for the third quarter 2014 is expected to be higher in comparison to the sequential quarter.  Both shipments and metal spreads are expected to improve across the steel operating platform, despite continued elevated import activity.  Demand trends for key steel-consuming end markets is expected to remain favorable, as strength in automotive, manufacturing, energy and construction markets continue to improve.

Continued increased demand for the company’s structural steel and fabricated steel joist and decking products indicates the nonresidential construction market is continuing a positive trend.  Third quarter 2014 profitability from the company’s fabrication operations is expected to continue to increase based on both improved volume and margin.

Metals recycling financial results are expected to be somewhat flat to slightly lower for the third quarter 2014 when compared to the sequential quarter, based on lower nonferrous metal spreads more than offsetting improved ferrous and nonferrous volumes.

Dividends

The company’s board of directors has declared a quarterly cash dividend of $0.1150 per common share. The dividend is payable to shareholders of record at the close of business on September 30, 2014, and is payable on or about October 10, 2014.

About Steel Dynamics, Inc.

Steel Dynamics, Inc. is one of the largest domestic steel producers and metals recyclers in the United States based on estimated annual steelmaking and metals recycling capability, with annual sales of $7.4 billion in 2013, over 7,400 employees, and manufacturing facilities primarily located throughout the United States (including six steel mills, six steel processing facilities, two iron production facilities, over 90 metals recycling locations and six steel fabrication plants).

Forward-Looking Statement

This press release contains some predictive statements about future events, including statements related to conditions in the steel and metallic scrap markets, Steel Dynamics’ revenues, costs of purchased materials, future profitability and earnings, and the operation of new or existing facilities. These statements are intended to be made as “forward-looking,” subject to many risks and uncertainties, within the safe harbor protections of the Private Securities Litigation Reform Act of 1995. These statements speak only as of this date and are based upon information and assumptions, which we consider reasonable as of this date, concerning our businesses and the environments in which they operate. Such predictive statements are not guarantees of future performance, and we undertake no duty to update or revise any such statements. Some factors that could cause such forward-looking statements to turn out differently than anticipated include: (1) the effects of a recurrent slowing economy on industrial demand; (2) changes in economic conditions, either generally or in any of the steel or scrap-consuming sectors which affect demand for our products, including the strength of the non-residential and residential construction, automotive, appliance, and other steel-consuming industries; (3) fluctuations in the cost of key raw materials (including steel scrap, iron units, and energy costs) and our ability to pass-on any cost increases; (4) the impact of domestic and foreign import price competition; (5) risks and uncertainties involving product and/or technology development; and (6) occurrences of unexpected plant outages or equipment failures.

More specifically, we refer you to SDI’s more detailed explanation of these and other factors and risks that may cause such predictive statements to turn out differently, as set forth in our most recent Annual Report on Form 10-K, in our quarterly reports on Form 10-Q or in other reports which we from time to time file with the Securities and Exchange Commission. These are available publicly on the SEC Website, www.sec.gov, and on the Steel Dynamics Website, www.steeldynamics.com.

Contact:  Marlene Owen, Director Investor Relations —+1.260.969.3500